Exhibit 99.2

December 6, 2006

To:	Trina Solar Limited
Merrill Lynch (Asia Pacific) Limited

LEGAL OPINION

Dear Sirs/Madam:

We are qualified lawyers of the People’s Republic of China (“PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Trina Solar Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of American Depositary Shares (“ADSs”), and (ii) the Company’s proposed listing of its ADSs on the New York Stock Exchange (together, the “Transactions”). We have been requested to give this opinion as to the matters set forth below.

In so acting, we have examined the documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion (“Documents”). In examination of the Documents and for the purpose of giving this opinion, we have assumed without further inquiry:

(a)	the genuineness of all the signatures, seals and chops and the authenticity of all Documents submitted to us as originals, the conformity with the originals of all Documents submitted to us as copies and the authenticity of such originals;

(b)	the Documents as presented to us remain in full force and effect up to the date of this legal opinion and have not been revoked, amended, varied or supplemented;

(c)	the truthfulness, accuracy and completeness of all factual statements in the Documents;

(d)	that all parties to the documents listed in Schedule I attached hereto, other than the entities established or organized under the laws of the PRC, namely, Changzhou Tianhe Investment Co., Ltd. and Changzhou Wujin Nanfang Bearing Co., Ltd., have the requisite power and authority to enter into the relevant documents and to perform their obligations thereunder, and have duly authorized, executed and delivered the relevant documents; and

(e)	that, in response to our due diligence inquiries, requests and investigation for the purpose of these opinions, all the relevant information and materials have been provided to us to the extent true, accurate, complete and not misleading, and that nothing has been withheld that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOC”), the State Assets Supervision and Administration Commission (“SASAC”), the State Administration for Taxation (“SAT”), the State Administration for Industry and Commerce (“SAIC”), the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 (the “New M&A Regulations”). The New M&A Regulations contains provisions that purport to require that an offshore special purpose vehicles (“SPV”), controlled directly or indirectly by PRC companies or individuals and formed for overseas listing purposes through acquisitions of PRC domestic companies, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Regulations and other PRC laws and regulations, the CSRC, on its official website, promulgated excerpts of certain existing regulations and a list of application documents for CSRC approval (the “CSRC Guideline”) in supplement to the New M&A Regulations.

Based on the foregoing and subject to the qualifications below, we are of the opinion that in connection with the consummation of the Transactions, the Company shall not be required, under the New M&A Regulations, to obtain the approval of the CSRC for the following reasons:

a)

The Company is not an “SPV” as defined under the New M&A Regulations. According to the New M&A Regulations, only overseas securities offerings/listings by SPVs require CSRC approval. According to Section 39 of the New M&A Regulations, an “SPV” is an overseas company controlled directly or indirectly by PRC companies or individuals and formed for overseas listing purposes through acquisitions of PRC “domestic companies”. According to Section 2 of the New M&A Regulations, “domestic companies” means domestic entities without foreign investments. Changzhou Trina Solar Energy Co., Ltd., 100% of the equity of which was acquired by the Company pursuant to a restructuring exercise (the “Acquisition”), subsequent to which it became a wholly owned subsidiary of the Company (the “PRC Subsidiary”), was a foreign-invested entity prior to the Acquisition and therefore was not a “domestic company” within the meaning of Section 2 of the New M&A Regulations. As a result, the Company was not and is not an “SPV” within the meaning of Section 39 of the New M&A Regulations and, consequently, the Company shall not be required under the New M&A Regulations to obtain the approval of the CSRC in connection with the consummation of the Transactions.

b)	The Acquisition took place before the New M&A Regulations took effect. Sections 44 to 47 of the New M&A Regulations provide that an SPV which intends to acquire a domestic company for the purpose of carrying out an overseas listing of the securities of such SPV within twelve (12) months following the date of the consummation of such acquisition is required to obtain approvals from MOC, CSRC and other government authorities with respect to such acquisition and the subsequent overseas securities listing. However, while there is no specific provision under the New M&A Regulations which excludes the retroactive effect thereof, in our opinion, the New M&A Regulations do not have retroactive effect. Therefore, under the New M&A Regulations, if the acquisition of a “domestic company” by an SPV were consummated prior to the effective date of the New M&A Regulations, September 8, 2006, then the subsequent overseas listing of such SPV would not require CSRC approval. In the case of the Company, the Acquisition was consummated on April 20, 2006, prior to the effective date of the New M&A Regulations. Consequently, the Company shall not be required, under the New M&A Regulations, to obtain the approval of the CSRC in connection with the consummation of the Transactions.

This Opinion is subject to the following qualifications:

(a)	PRC laws and regulations, in particular newly promulgated legislation like the New M&A Regulations, may contain substantial uncertainties. For example, although the definition of “SPV” under the regulations is limited to those overseas companies formed through acquisitions of PRC domestic entities without foreign investments, Section 55 of the regulation provides that the regulations shall also be applied to acquisition of foreign-invested enterprises “by reference” “where there is no relevant provisions” under existing laws and regulations relating to foreign-invested enterprises. It is unclear as to what may constitute a lack of “relevant provisions” or how the regulations may be applied to acquisition of foreign-invested enterprises, such as the PRC Subsidiary, “by reference”. Another example is that Section 40 of the regulations generically provides that overseas stock listing by an SPV requires CSRC approval and it remains unclear as to the applicability of this clause other than to the scenarios under Sections 44 to 47 of the regulation as discussed above. The interpretation and implementation of PRC laws and regulations, including the New M&A Regulations and the CSRC Guideline, are subject to the legislative, regulatory, administrative and judicial discretion of relevant authorities.

(b)	This opinion is based on the PRC laws and regulations promulgated as of the date of this opinion and does not cover future laws or regulations or future official interpretations or implementations of the current laws or regulations.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and to the references to our firm’s name which reflect our opinions above in the registration statement on Form F-1, originally filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/

Fangda Partners, PRC Lawyers

Schedule I

1.	Share transfer agreement, dated March 28, 2006, entered into by Changzhou Tianhe Investment Co., Ltd. (“Tianhe Investment”) and Trina Solar Energy Holding Limited Co., with written consents of Changzhou Wujin Nanfang Bearing Co., Ltd. (“Changzhou Wujin”), Sun Era Industries Limited (“Sun Era”), Sino Super Investment Limited (“Sino Super”) and Wai Tat (Hong Kong) Limited (“Wai Tat”);

2.	Share transfer agreement, dated March 28, 2006, entered into by Changzhou Wujin and Trina Solar Energy Holding Limited Co., with written consents of Tianhe Investment, Sun Era, Sino Super and Wai Tat;

3.	Share transfer agreement, dated March 28, 2006, entered into by Sino Super and Trina Solar Energy Holding Limited Co., with written consents of Tianhe Investment, Sun Era, Changzhou Wujin and Wai Tat;

4.	Share transfer agreement, dated March 28, 2006, entered into by Wai Tat and Trina Solar Energy Holding Limited Co., with written consents of Tianhe Investment, Sun Era, Changzhou Wujin and Sino Super;

5.	Share transfer agreement, dated March 28, 2006, entered into by Sun Era and Trina Solar Energy Holding Limited Co., with written consents of Tianhe Investment, Changzhou Wujin, Sino Super and Wai Tat;

6.	Articles of Association of Changzhou Trina Solar Energy Co., Ltd. dated March 28, 2006 signed by Trina Solar Energy Holding Limited Co.